Exhibit 99.1

JELD-WEN Holding, Inc. appoints Suzanne Stefany to its Board of Directors

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced that it has appointed Suzanne Stefany to its board of directors effective October 31, 2017. Ms. Stefany will also serve as a member of the Audit and Compensation Committees of the board.
Ms. Stefany is a partner in the Strategic Advisory Group at PJT Partners, based in Boston, and has more than 20 years of experience investing across industries and capital structures. Most recently, she served as Managing Director and Global Industry Analyst at Wellington Management Company where she was responsible for both recommending stocks and directly investing portfolios in global industrials across a variety of geographies, market caps and investment styles. Prior to joining Wellington Management Company, Ms. Stefany built her investment management career at companies such as Loomis Sayles, Invesco Capital Management, and Putnam Investments.
Ms. Stefany received a bachelor’s degree in economics and Spanish from Tufts University and a master’s degree in finance from Massachusetts Institute of Technology Sloan School of Management where she was awarded the Martin Trust Fellowship.
Kirk Hachigian, chairman of the board, said, “We are thrilled to welcome Ms. Stefany to JELD-WEN. Her expertise in analyzing companies, financial analysis, capital allocation, and strategy make her an outstanding addition to our board of directors.”
About JELD-WEN
JELD-WEN (NYSE listed), founded in 1960, is one of the world’s largest door and window manufacturers, operating 120 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia. For more information visit www.jeld-wen.com.
Forward-Looking Statements
Certain of the statements in this press release constitute “forward-looking statements” within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by our use of words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology.
Forward-looking statements regarding market potential, future financial performance, and our expectations, beliefs, plans, assumptions, or other future events are made based on management’s current expectations, assumptions, estimates, projections, and beliefs concerning future developments and their potential effects upon JELD-WEN and its subsidiaries. Although we believe that these statements are based on reasonable expectations and estimates, they are not a guarantee of future performance and involve known and unknown risks and uncertainties, many of which are beyond our control, that could cause actual outcomes and results to differ, possibly materially, from those indicated in such statements, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended April 1, 2017, filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements included in this release, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statement, except as required by law.